Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

•	A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and supervised persons;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

Risks

In developing these policies and procedures, 3EDGE considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and 3EDGE, owe to Clients;

•	Employees and/or 3EDGE fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	3EDGE does not provide its Code of Ethics and any amendments to all Employees; and

•	3EDGE does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

3EDGE has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, 3EDGE and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) 3EDGE to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting 3EDGE’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, 3EDGE must act in its Clients’ best interests. Neither 3EDGE, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about 3EDGE’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by 3EDGE or its Employees could have severe negative consequences for 3EDGE, its Clients and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Managing Partners on the matter. Any problems identified during the review will be addressed in ways that reflect 3EDGE’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the President directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Whistleblower Policy

Nothing in this Code restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state or local governmental agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. This Code does not limit your right to receive an award from any Regulator that provides awards for information relating to a potential violation of law. You do not need prior authorization to engage in conduct protected by this paragraph, and do not need to notify the Chief Compliance Officer that you have engaged in such conduct. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. None of the Adviser, any Fund or any of their affiliates waive any applicable privileges or the right to continue to protect privileged attorney- client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Distribution of the Code and Acknowledgement of Receipt

3EDGE will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must use the Employee Compliance solution within ComplianceAlpha to acknowledge that they have received, read, understood, and agree to comply with 3EDGE’s policies and procedures described in this Manual, including this Code of Ethics.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

3EDGE’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in- law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

3EDGE requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by 3EDGE or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940 , none of which are advised or underwritten by 3EDGE or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in 3EDGE’s Personal Securities Transactions policy.

Any Employee who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Assets would be considered a Security, and specifically a “Digital Assets” for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy. Digital Assets should be reported within the Employee Compliance solution within ComplianceAlpha as part of the employee’s annual holdings report. 3EDGE employees are prohibited from trading in Digital Asset positions within the 3EDGE investment universe, unless approval obtained from the CCO.

1 https://www.sec.gov/files/dlt-framework.pdf

Pre-clearance Procedures

Employees must have written clearance for reportable transactions, including IPOs and Private Placements before completing the transactions. However, transactions in reportable securities in Employees’ investment accounts managed by 3EDGE in one of the Company’s strategies are exempt from this pre- clearance requirement. 3EDGE may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration, generally the end of the day of the clearance request. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of 3EDGE’s pre-clearance procedures.

Employees must use the Employee Compliance solution within ComplianceAlpha to seek pre-clearance.

Reporting

3EDGE must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO via the Employee Compliance solution within ComplianceAlpha within 30 days of the end of each calendar quarter.

Employees are expected to complete using 3EDGE’s online compliance tool, which is the Employee Compliance solution within ComplianceAlpha. This manual also contains a Quarterly Reporting Forms to fulfill quarterly reporting obligations in the event the online tool is not available or there is a special situation. Alternately, Employees may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements. The CCO must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted through the Employee Compliance solution within ComplianceAlpha or if circumstances warrant, use the Periodic Holdings Reporting Forms included in this manual.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Employees may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly.

If an Employee does not have any holdings and/or accounts to report, this should be indicated using the Employee Compliance solution within ComplianceAlpha or if circumstances warrant, on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser; and may provide Employees with the exact wording and a clear definition of “no direct or indirect influence or control” that 3EDGE consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to request an exception using the Employee Compliance solution within ComplianceAlpha or if circumstance warrant, by completing the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter

.

Reliance on this independent or separately managed account exception is conditioned on approval of the request through the Employee Compliance solution within ComplianceAlpha or if circumstances warrant, 3EDGE’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

3EDGE’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Nonpublic Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. CTO, Robert Phillips, or a Managing Partner in his absence, will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

3EDGE will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients or prospective Clients with a copy of the Code of Ethics. All Client requests for 3EDGE’s Code of Ethics should be directed to the CCO.

Trade Pre-clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

For Options, Indicate the Expiration Date:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy. Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

3.	I am not contractually or legally prohibited from executing this transaction (e.g., I am not a restricted person under FINRA Rule 5130 or 5131).

Signature:	Date:

Print Name:

Quarterly Reporting Form: Transactions

For the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Quarterly Reporting Form: New Accounts

For the Quarter Ended:

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of the above date, please send duplicate monthly account statements for the above named account to:

3EDGE Asset Management, LP
Attn: Kristi McDermott, Chief Compliance Officer
999 Vanderbilt Beach Road, Suite 200
Naples, FL 34108 kmm@3edgeam.com

If you have any questions or concerns, please call me at (844) 903-3343. Thank you for your immediate attention to this matter.

Sincerely,

EMPLOYEE NAME

cc:	Kristi McDermott, Chief Compliance Officer

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with 3EDGE, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with 3EDGE, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Exempt Accounts Certification

Dear 3EDGE Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of 3EDGE Asset Management, LP (“3EDGE”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to 3EDGE. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;

•	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

•	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of 3EDGE’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during my employment during the year XXXX.

•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date: